Berkshire Bancorp Inc. Declares Cash Dividend in Respect of Its Common Stock

(New York, NY; November 26, 2013) Berkshire Bancorp Inc. (NASDAQ: BERK) announced today that its Board of Directors has declared a cash dividend in respect of the common stock of the Company, in the amount of $.08 per share. The cash dividend will be paid on December 20, 2013 to the holders of record of the Company’s common stock as of the close of business on December 10, 2013.

Moses Marx, Chairman of the Board, noted that this will be the second consecutive year in which the Company has declared a dividend since the company announced in March 2009 that it would temporarily suspend its stated policy of paying a regular cash dividend on the Company’s common stock. Mr. Marx further noted that the declaration, amount and payment of future dividends will depend upon the results of operation, financial condition and capital requirements of the Company, as well as such other factors as the Board deems to be relevant.

Berkshire Bancorp Inc. is a bank holding company headquartered in New York City. Berkshire Bancorp has one banking subsidiary, The Berkshire Bank, a New York State chartered commercial bank. The Berkshire Bank has its main office and branch at 4 East 39th Street in New York City and ten branches located in Manhattan, Brooklyn, Orange and Sullivan Counties of New York, and one branch located in Teaneck, New Jersey.

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